Exhibit 10.1

2014 EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

FOR VIRGINIA-BASED COVERED OFFICERS (“2014 VIRGINIA EMCP”)

Program Document

Effective January 1, 2014

Covered Positions	This Program Document applies to Virginia-based Covered Officers. Freddie Mac’s1 Chief Operating Officer (“COO”), all Executive Vice Presidents (“EVPs”), and all Senior Vice Presidents (“SVPs”) are each considered a “Covered Officer,” unless an employee’s participation as a Covered Officer is specifically excluded in a separate agreement. A Covered Officer is considered Virginia-based if he or she is primarily or principally assigned to provide services from a work location in the Commonwealth of Virginia.
Covered Position Participation Requirement	Participation in the 2014 Virginia EMCP is conditioned on the Covered Officer’s agreement to the terms and conditions set forth herein and in the 2013 EMCP Recapture and Forfeiture Agreement (“Recapture Agreement”). A Covered Officer who does not agree to the terms of both the 2014 Virginia EMCP and the Recapture Agreement will receive only Base Salary. The terms and conditions set forth in the Recapture Agreement are incorporated in and made a part of this 2014 Virginia EMCP.
Target Total Direct Compensation[2]	A Covered Officer’s target total direct compensation (“Target TDC”) is the sum of Base Salary and Deferred Salary, each of which is paid in cash.
Base Salary	Base Salary is earned and paid on the company’s standard payroll cycle and cannot exceed $500,000 without FHFA approval.
Deferred Salary	The portion of Target TDC not paid in Base Salary is Deferred Salary, which is earned on the company’s standard payroll cycle. The amount earned in each quarter, plus interest earned on that amount as described below under “Interest on Deferred Salary,” will be paid in cash on the last business day of the corresponding quarter of the following calendar year (“the Approved Payment Schedule”). Deferred Salary consists of the following two elements:

At-Risk Deferred Salary – At-Risk Deferred Salary shall be equal to 30% of the Covered Officer’s Target TDC. The amount of At-Risk Deferred Salary earned in a calendar year is subject to reduction based on corporate and individual performance as follows:

➢ One-half of At-Risk Deferred Salary (or 15% of Target TDC) is subject to reduction based on an assessment by the Compensation Committee (the Committee) of the Board of Directors and the Federal Housing Finance Agency (FHFA) of performance against Conservatorship Scorecard objectives relevant for the calendar year in which the At-Risk Deferred Salary is earned.[3] The reduction can range from 0% (no reduction) to 100% (the maximum reduction).

One-half of At-Risk Deferred Salary (or 15% of Target TDC) is subject to reduction based on the Covered Officer’s performance against individual objectives and an assessment of the company’s performance against

[1]	For purposes of this Program Document, Freddie Mac refers to the Federal Home Loan Mortgage Corporation and any of its wholly-owned subsidiaries.
[2]	Initially expressed as an annual rate. Amount will be prorated, as appropriate, to reflect date of hire, promotion into a Covered Position, date of termination, or other adjustment to Target TDC.
[3]	For the Covered Officer leading the Internal Audit function, the reduction will be based on the appropriate Board committee’s and FHFA’s assessment of performance against the Internal Audit Scorecard objectives.

2014 Virginia Executive Management Compensation Program

Effective January 1, 2014

Deferred Salary (continued)

corporate goals which are complementary to Conservatorship Scorecard objectives, each relevant for the calendar year in which the At-Risk Deferred Salary is earned. The total reduction can range from 0% (no reduction) to 100% (the maximum reduction).

A Covered Officer’s performance during the calendar year will be assessed by the Chief Executive Officer, in his/her sole discretion, pursuant to the performance assessment and reduction process in effect for such year.

At-Risk Deferred Salary payments for Covered Officers are subject to review and approval by the Committee and FHFA.

Fixed Deferred Salary – Fixed Deferred Salary shall be equal to the Covered Officer’s Target TDC less Base Salary and less At-Risk Deferred Salary and is not subject to reduction based on either corporate or individual performance.

Payment of both At-Risk and Fixed Deferred Salary is also subject, if applicable, to the “Treatment Upon Termination” provisions set forth below.

Interest on Deferred Salary

Interest will be credited on the amount of a Covered Officer’s At-Risk and Fixed Deferred Salary earned during each calendar quarter. The interest rate used is one-half the one-year Treasury Bill rate in effect on the last business day immediately preceding the year in which Deferred Salary is earned (e.g. – the rate in effect December 31, 2013 for 2014). The amount on which interest is accrued will take into account any reduction for corporate and/or individual performance applicable to a Covered Officer’s At-Risk Deferred Salary and any reduction applicable to a Covered Officer’s Fixed Deferred Salary resulting from certain terminations of employment as described in “Treatment Upon Termination: Fixed Deferred Salary.” Interest is earned from the first day of the calendar quarter following the quarter during which the Deferred Salary is earned through the payment date under the Approved Payment Schedule or, in the event of death, the actual payment date.

The amount of interest payable with respect to a Covered Officer’s Deferred Salary will be determined as of the payment date and will be paid at the same time as the Deferred Salary to which it relates.

Impact on Retirement, Executive, and Welfare Plans	The treatment of Base Salary and Deferred Salary as compensation for purposes of Freddie Mac’s retirement and welfare benefit plans is governed by the actual terms of those plans. The table below summarizes whether the Base Salary and Deferred Salary a Covered Officer receives while an active employee are treated as compensation for purposes of the following Freddie Mac retirement and welfare benefit plans. Freddie Mac retains the right to amend, revise or discontinue any of the retirement and welfare benefit plans and the terms of each plan will prevail in the event that there is any conflict between those terms and the table below.

2014 Virginia Executive Management Compensation Program

Effective January 1, 2014

Impact on Retirement, Executive, and Welfare
	Freddie Mac’s Retirement and Welfare Benefit Plans	Base Salary Considered Compensation?	Deferred Salary Considered Compensation?

	Tax-Qualified Thrift/401(k)	Yes	Yes

	Non-Qualified Thrift/401(k) Supplemental Executive Retirement Plan (SERP)[4]	Yes	Yes

	Group Term Life Insurance	Yes	No

	Group Universal Life Insurance	Yes	No

	Long-Term Disability Plan	Yes	No

	Accidental Death and Personal Loss Insurance	Yes	No

	Business Travel Accident Insurance	Yes	No

	Worker’s Compensation	Yes	No

	Purchase/Payout of Vacation	Yes	No
Any Base Salary or Deferred Salary a Covered Officer receives after termination of employment is NOT treated as compensation for purposes of any Freddie Mac retirement or welfare benefit plan.
Treatment Upon Termination: Base Salary	Base Salary will cease upon termination of employment, regardless of the reason for such termination.

[4]	Compensation for the purposes of the Non-Qualified Thrift/401(k) SERP may not exceed two times a Covered Officer’s Base Salary.

2014 Virginia Executive Management Compensation Program

Effective January 1, 2014

Treatment Upon Termination: At-Risk Deferred Salary

The timing and payment of any unpaid portion of At-Risk Deferred Salary is based on the reason for termination of employment, as follows:

•  Forfeiture Event – All earned but unpaid At-Risk Deferred Salary is subject to forfeiture if a Covered Officer is terminated due to the occurrence of an event or conduct described in the Recapture Agreement;

•  Death – All earned but unpaid At-Risk Deferred Salary is paid as soon as administratively possible, but not later than 90 calendar days after the date of death, subject to the terms and conditions of the Recapture Agreement; and

•  Any Other Reason[5] – All earned but unpaid At-Risk Deferred Salary is paid in accordance with the Approved Payment Schedule, subject to the terms and conditions of the Recapture Agreement.

Payment of earned but unpaid At-Risk Deferred Salary and related interest following a termination of employment shall be subject to the performance assessment and reduction process. The performance assessment and reduction process for At-Risk Deferred Salary is waived, however, in cases of death or Long-Term Disability (as defined in the Long-Term Disability Plan in effect on the date of termination) if the process is not complete as of the termination date. The performance assessment and reduction process will be considered complete when both the Committee and FHFA have approved any corporate and/or individual reductions.

Treatment Upon Termination: Fixed Deferred Salary

The timing and payment of any unpaid portion of Fixed Deferred Salary is based on the reason for termination of employment, as follows:

•  Forfeiture Event – All earned but unpaid Fixed Deferred Salary is subject to forfeiture if a Covered Officer is terminated due to the occurrence of an event or conduct described in the Recapture Agreement;

•  Death – All earned but unpaid Fixed Deferred Salary is paid in full as soon as administratively possible, but not later than 90 calendar days after the date of death, subject to the terms and conditions of the Recapture Agreement; and

•  Any Other Reason[5] – All earned but unpaid Fixed Deferred Salary is paid in accordance with the Approved Payment Schedule, subject to the terms and conditions of the Recapture Agreement.

A Covered Officer’s earned but unpaid Fixed Deferred Salary will be reduced by 2% for each full or partial month by which the termination precedes January 31 of the second calendar year following the calendar year in which the Fixed Deferred Salary is earned.

This reduction will not be applied in cases of death, Long-Term Disability or retirement. For purposes of this 2014 Virginia EMCP, a Covered Officer is considered to have retired when s/he voluntarily terminates employment after attaining or exceeding 65 years of age, regardless of the Covered Officer’s length of service.

[5]	Any Other Reason includes, but is not limited to, voluntary terminations, retirement, Long-Term Disability, and involuntary termination for any reason other than a Forfeiture Event.

2014 Virginia Executive Management Compensation Program

Effective January 1, 2014

Reservation of Rights and Applicable Law

Each Covered Officer’s employment with Freddie Mac is “at-will,” meaning that either the Covered Officer or Freddie Mac may terminate such employment at any time with or without cause or notice. Nothing in this Program Document or any other document referred to or incorporated by reference herein shall be held or construed to change the at-will nature of any Covered Officer’s employment with Freddie Mac.

Nothing in this Program Document is intended or shall be construed to abrogate FHFA’s authority to either: (i) modify or terminate any compensation plan or program (including the 2014 Virginia EMCP); or (ii) disapprove the actual payment of any form of compensation to be paid pursuant to the 2014 Virginia EMCP.

FHFA retains the right to modify any of the terms and conditions of your employment, including the right to modify or rescind the terms and conditions of the 2014 Virginia EMCP as well as the actual payment of compensation to you pursuant thereto, without giving rise to liability on the part of Freddie Mac.

The 2014 Virginia EMCP is subject to and shall be construed in accordance with: (i) any applicable law and any applicable regulation, guidance or interpretation of FHFA and/or the United States Department of the Treasury; and (ii) the substantive laws of the Commonwealth of Virginia, excluding provisions of the Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

Payment of Deferred Salary under the 2014 Virginia EMCP is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as amended, and, specifically, with the separation pay exemption and short-term deferral exemption of Section 409A, and shall in all respects be construed, interpreted, and administered in accordance with Section 409A. Notwithstanding anything in the 2014 Virginia EMCP to the contrary, payments may only be made pursuant to the 2014 Virginia EMCP upon an event and in a manner permitted by Section 409A or an applicable exemption. All payments to be made upon a termination of employment under this Program Document may only be made upon a “separation from service” under section 409A. If a Covered Officer is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)) at the time of a separation from service, payments scheduled to be made during the six months following the separation from service shall, to the extent required by Section 409A, be deferred to and payable on the first day of the seventh month following the separation from service.

This 2014 Virginia EMCP will be in effect for 2014 and subsequent years unless and until amended or superseded. By signing below, I acknowledge that I understand and voluntarily agree to the terms of this 2014 Virginia EMCP, effective as of January 1, 2014:

Covered Officer’s Signature	Date

Printed Name

Title